Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2015

ELYRIA, Ohio - (February 11, 2016) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and year ended December 31, 2015.

Except for free cash flow(a), the financial information excludes the discontinued operations of Altimate Medical, Inc. (Altimate), the company's former manufacturer of stationary standing assistive devices for use in patient rehabilitation that was divested on August 29, 2014. Altimate was a part of the North America/Home Medical Equipment (HME) segment. On July 2, 2015, the company divested its United States medical device rentals businesses for long-term care facilities (rentals businesses), which were a part of the Institutional Products Group (IPG) segment. The rentals businesses were not deemed discontinued operations for financial reporting purposes, and therefore are included in the results below unless otherwise noted.

HIGHLIGHTS FOR THE FOURTH QUARTER

•	GAAP loss per share from continuing operations was $0.09 for the quarter compared to loss per share of $0.21 in the fourth quarter prior year.

•	Adjusted net loss per share(b) from continuing operations was $0.06 for the quarter compared to adjusted net loss per share of $0.12 in the fourth quarter prior year.

•	Free cash flow was $29.2 million for the quarter compared to $11.4 million in the fourth quarter prior year.

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Constant currency net sales(c), excluding the divested rentals businesses, decreased 1.7% for the quarter compared to the same period prior year. Reported net sales from continuing operations decreased 11.0%.

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Reported gross margin as a percentage of net sales from continuing operations for the quarter was higher by 0.7 percentage points compared to the fourth quarter prior year. Excluding the benefit of warranty accrual reversals in 2015 and the impact of the divested rentals businesses from 2014, gross margin for the fourth quarter of 2015 was higher by 1.1 percentage points compared to the prior year’s fourth quarter.

HIGHLIGHTS FOR THE YEAR

•	GAAP loss per share from continuing operations was $0.82 compared to loss per share of $2.15 in 2014.

•	Adjusted net loss per share from continuing operations was $0.62 compared to adjusted net loss per share of $1.59 in 2014.

•	Free cash flow was $13.9 million compared to $8.4 million in 2014.

•	Constant currency net sales, excluding the divested rentals businesses, were flat compared to 2014. Reported net sales from continuing operations decreased 10.1%.

•	Debt outstanding was $48.3 million as of December 31, 2015, compared to $22.3 million as of December 31, 2014.

CEO SUMMARY

Commenting on the company's financial results for the fourth quarter and year ended December 31, 2015, Matthew E. Monaghan, Chairman, President and Chief Executive Officer, said, "I am pleased with the continued commitment of our associates, as we turnaround the business, build on our quality culture, and generate profitable growth. In the fourth quarter, our focus on working capital generated free cash flow of $29.2 million, which led to free cash flow of $13.9 million for the full year. Excluding the rentals businesses that we divested on July 2, 2015, constant currency net sales for the consolidated company decreased 1.7% for the fourth quarter compared to the same period prior year, which resulted in flat constant currency net sales for the full year 2015 compared to 2014. Excluding the benefit of warranty accrual reversals in 2015 and the impact of the divested rentals businesses from 2014, gross margin improved by 1.1 percentage points compared to the prior year's fourth quarter driven largely by a favorable sales mix. Importantly, the company generated adjusted operating income(d) of $2.3 million and reported operating income of $1.3 million during the fourth quarter. The team controlled SG&A expense, which contributed to the significant improvement in adjusted net loss per share to $0.62 in 2015 compared to a loss of $1.59 in 2014. "

Monaghan continued, "We are making progress toward our priority of generating profitable growth. In 2015, we began the transformation of our United States sales force from a generalist team to one more focused on clinically complex products. This will be an ongoing effort in 2016 with expanded investment, more resources, and ongoing training. Also in 2016, we expect the European results to continue to be negatively impacted by foreign currency pressures. In the North America/HME segment, we expect ongoing turbulence as reimbursement reductions from the rural roll-out of National Competitive Bidding continue through the first half of the year. Combining these factors with the historic seasonal sales weakness that typically influences our first quarter, we know substantial work remains ahead of us. I continue to be excited by Invacare's potential and look forward to gaining further traction in our turnaround in 2016."

“We also are making progress driving our enterprise-wide quality culture, most notably at our Corporate headquarters and Taylor Street manufacturing facility in Elyria, Ohio, which are currently under a consent decree with the United States Food and Drug Administration (FDA). We have responded to the FDA regarding the previously disclosed Form 483 observations from the Agency's inspection of the company’s compliance with the first two certifications of the consent decree. We are incorporating our responses to the Agency’s observations in our ongoing quality system improvements. In addition, on February 9, 2016, the independent expert auditor issued its certification report for the third phase of the consent decree indicating substantial compliance to the FDA's Quality System Regulation (QSR). This report was submitted to the FDA this week. Per the terms of the consent decree, we must submit our own report to the FDA regarding our compliance status together with our written responses to any observations in the independent expert's report. Both of these reports must be accepted by the FDA before the Agency reinspects the impacted Elyria facilities. The company cannot predict the acceptance of these reports by the FDA, nor any remaining work that may be needed to meet the FDA's requirements, so while the third expert certification report is an important milestone, it is only one step forward in our ongoing journey toward an enhanced quality culture.”

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Net sales for the fourth quarter of 2015 decreased 11.0% compared to the same quarter prior year. Constant currency net sales for the quarter decreased 4.1% over the same period prior year driven by a net sales decline in the IPG and North America/HME segments. This net sales decline was partially offset by net sales increases in the Europe and Asia/Pacific segments. Constant currency net sales for the company, excluding the impact from the divested rentals businesses in the IPG segment, decreased 1.7% for the quarter compared to the same period prior year. Net sales of products manufactured from the Taylor Street facility, which were impacted by the company's consent decree with the FDA and which included products sold primarily in the North America/HME segment, were approximately $10.5 million in the fourth quarter of 2015 compared to approximately $11.3 million in the fourth quarter prior year.

For the fourth quarter of 2015, gross margin as a percentage of net sales from continuing operations was higher by 0.7 percentage points compared to the prior year's fourth quarter. Excluding the benefit of warranty accrual reversals in 2015 and the impact of the divested rentals businesses from 2014, gross margin for the fourth quarter of 2015 was higher by 1.1 percentage points compared to the prior year’s fourth quarter. The increase was driven by favorable sales mix partially offset by unfavorable foreign exchange.

In the fourth quarter, selling, general and administrative (SG&A) expense decreased by 11.4% to $78.5 million compared to $88.6 million in the fourth quarter prior year. Foreign currency translation reduced SG&A expense by $4.8 million, or 5.4 percentage points. Constant currency SG&A expense decreased $5.3 million, or 6.0%, compared to the fourth quarter prior year. This decrease was driven by the sale of the rentals businesses in the third quarter of 2015, which lowered SG&A by $6.0 million, and by favorable product liability expense. Excluding these items, SG&A increased primarily due to employment costs and the write-off of costs associated with a canceled legacy software program based on a change in the North America/HME IT strategy.

The company incurred restructuring charges of $1.0 million after-tax in the fourth quarter of 2015, principally due to severance costs in the North America/HME and Europe segments. Restructuring charges incurred in the fourth quarter of 2014 were $2.7 million after-tax, principally related to the elimination of two executive officer positions. These restructuring charges are excluded from adjusted net loss per share.

Net loss per share on a GAAP basis for the fourth quarter of 2015 was $0.09 ($2.9 million net loss) as compared to net loss per share for the same period prior year of $0.21 ($6.7 million net loss). The net loss for the fourth quarter of 2015 was negatively impacted by lower net sales, unfavorable foreign exchange, and restructuring charges of $0.03 per share ($1.0 million after-tax expense). This loss was partially offset by reduced warranty and SG&A expenses. The net loss for the fourth quarter of 2014 was negatively impacted by asset write-downs related to intangible assets of $0.15 per share ($4.8 million after-tax expense) and restructuring charges of $0.09 per share ($2.7 million after-tax expense) partially offset by a tax benefit of $0.08 per share ($2.7 million tax expense) resulting from an intraperiod tax allocation between continuing and discontinued operations.

Adjusted net loss per share was $0.06 for the fourth quarter of 2015 as compared to adjusted net loss per share of $0.12 for the fourth quarter of 2014. The adjusted net loss(e) for the quarter was $1.8 million compared to adjusted net loss of $3.9 million for the fourth quarter prior year. The reduction in adjusted net loss was driven by an improved gross margin as a percentage of net sales and lower SG&A expense. These benefits were partially offset by reduced net sales and unfavorable foreign exchange.

For the year ended December 31, 2015, net sales decreased 10.1% to $1.14 billion from $1.27 billion in the prior year. Constant currency net sales for the full year 2015 decreased 1.4% compared to the prior year. Higher constant currency net sales in the Europe and Asia/Pacific segments were offset by lower constant currency net sales in the North America/HME and IPG segments. Constant currency net sales for the company, excluding the impact of the divested rentals businesses in the IPG segment, were flat for the year ended December 31, 2015, compared to the prior year. Net sales of products manufactured from the Taylor Street facility, which were impacted by the company's consent decree with the FDA and which included products sold primarily in the North America/HME segment, were approximately $41.6 million for the year ended December 31, 2015, compared to approximately $43.2 million in the prior year.

For the fiscal year ended December 31, 2015, GAAP loss per share was $0.82 ($26.5 million net loss) as compared to the 2014 net loss per share of $2.15 ($68.8 million net loss). The net loss for 2015 was significantly impacted by lower net sales, unfavorable foreign exchange, restructuring charges of $0.06 per share ($1.8 million after-tax expense) and increased amortization expense to write off bank fees related to a previous credit agreement of $0.02 per share ($0.7 million after-tax expense). The net loss for 2014 included restructuring charges of $0.32 per share ($10.1 million after-tax expense), incremental warranty expense of $0.34 per share ($10.8 million after-tax expense) related to product recalls, write-downs of intangible assets of $0.41 per share ($13.0 million after-tax expense), incremental expense of $0.09 per share ($2.8 million after-tax expense) related to the retirement of certain executive officers, and increased amortization expense of $0.03 per share ($1.1 million after-tax expense) from the write-off of bank fees related to the previous credit agreement. The net loss for 2014 benefited by $0.22 per share ($7.2 million tax benefit) resulting from an intraperiod tax allocation between continuing and discontinued operations.

Adjusted net loss per share was $0.62 for the year ended December 31, 2015, as compared to adjusted net loss per share of $1.59 for 2014. Adjusted net loss for 2015 was $20.0 million compared to adjusted net loss of $51.0 million in 2014. The decrease in adjusted net loss was primarily the result of reduced SG&A and warranty expenses. These benefits were partially offset by lower net sales and unfavorable foreign exchange.

EUROPE

For the fourth quarter of 2015, European net sales decreased 10.7% to $138.7 million compared to $155.3 million for the fourth quarter of 2014. Constant currency net sales for the quarter increased 1.2%, principally due to increased net sales in mobility and seating and respiratory products, which were partially offset by a decline in lifestyle products. For the fourth quarter of 2015, earnings before income taxes decreased to $11.9 million compared to $14.9 million in the fourth quarter of 2014. The fourth quarter of 2015 excluded restructuring charges of $0.4 million. The decrease in earnings before income taxes was largely due to unfavorable foreign exchange and reduced gross margin, which was driven, in part, by negative sales mix.

For the year ended December 31, 2015, European net sales decreased 12.1% to $536.5 million compared to $610.6 million in 2014. Constant currency net sales increased 3.5% due to increased net sales in all three product categories. For the year ended December 31, 2015, earnings before income taxes decreased to $39.2 million compared to $49.1 million in 2014. The results excluded restructuring charges of $0.5 million in 2015 and $1.1 million in 2014. The decrease in earnings before income taxes was largely due to unfavorable foreign exchange and negative sales mix. This was partially offset by decreased warranty expense, as 2014 included incremental warranty expense of $3.4 million. SG&A expense also was lower due to depreciation and amortization expense, which was partially offset by increased employment costs.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2015, North America/HME net sales decreased 7.5% to $115.4 million compared to $124.8 million in the same period of 2014. Constant currency net sales decreased 6.3% compared to the same period prior year, as increased net sales of mobility and seating products were more than offset by declines in respiratory and lifestyle products. For the fourth quarter of 2015, loss before income taxes was $6.4 million, excluding restructuring charges of $0.7 million. This compared to a loss before income taxes of $9.1 million in the fourth quarter 2014, excluding restructuring charge reversals of $0.3 million. The reduction in loss before income taxes in the fourth quarter 2015 compared to the same period prior year was related to an improved gross margin primarily related to the benefit from warranty accrual reversals, lower manufacturing costs, and favorable sales mix. These benefits were partially offset by increased SG&A expense, primarily related to the write-off of costs associated with a canceled legacy software program based on a change in IT strategy, and to higher employment costs. The increased SG&A expense was partially offset by lower product liability costs.

For the year ended December 31, 2015, North America/HME net sales decreased 6.6% to $474.2 million compared to $507.9 million in 2014. Constant currency net sales decreased 5.6% compared to prior year, as increased net sales of mobility and seating products were more than offset by declines in respiratory and lifestyle products. Loss before income taxes for the year ended December 31, 2015, was $31.5 million, excluding restructuring charges of $1.4 million. Loss before income taxes for the prior year was $59.2 million, excluding restructuring charges of $4.4 million. The decrease in loss before income taxes in 2015 compared to 2014 was driven by reduced SG&A expense related to lower employment, product liability and consulting expenses. The reduction in SG&A expense was partially offset by the write-off of costs associated with a canceled legacy software program based on a change in IT strategy. In addition, gross margin increased primarily due to favorable sales mix and the benefit from warranty accrual reversals and lower manufacturing costs. The 2014 loss before income taxes was negatively impacted by incremental warranty expense of $6.8 million related to three product recalls.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the fourth quarter of 2015, IPG net sales decreased by 31.7% to $18.2 million compared to $26.7 million in the fourth quarter of 2014. Excluding the net sales impact of the divested rentals businesses, constant currency net sales decreased 3.5% driven by reduced net sales in therapeutic support surfaces and interior design projects. For the fourth quarter of 2015, earnings before income taxes were $1.8 million compared to earnings before income taxes of $1.1 million in the fourth quarter prior year. Earnings before income taxes for the fourth quarter of 2014 exclude intangible impairment charges of $4.8 million and restructuring charge reversals of $0.4 million. Excluding the intangible asset impairment and restructuring charge reversals in the fourth quarter 2014, the increase in earnings before income taxes was primarily related to the divested rentals businesses, which generated a loss before income taxes in the fourth quarter of 2014.

For the year ended December 31, 2015, IPG net sales decreased by 15.2% to $87.1 million compared to $102.8 million in the prior year. Excluding the net sales impact of the divested rentals businesses, constant currency net sales increased 3.7% driven by increased net sales of beds and interior design projects. These increases were partially offset by net sales declines in therapeutic support surfaces. Earnings before income taxes for the year ended December 31, 2015, were $6.8 million, excluding restructuring charges of $0.1 million. Earnings before income taxes for the year ended December 31, 2014, were $4.0 million, excluding intangible impairment charges of $13.0 million and restructuring charges of $1.9 million. Excluding the intangible asset impairment and restructuring charges, earnings before income taxes increased in 2015 primarily due to the sale of the rental businesses, which had generated a larger loss in 2014 as compared to

2015. In addition, the 2015 results benefited from reduced SG&A expense, driven by lower employment costs, which was partially offset by increased freight costs.

ASIA/PACIFIC

For the fourth quarter of 2015, Asia/Pacific net sales decreased 4.7% to $10.9 million compared to $11.4 million in the fourth quarter of 2014. Constant currency net sales for the quarter increased 10.8% due to volume increases at the company's subsidiary that produces microprocessor controllers and at the company's distribution businesses in Australia and New Zealand. For the fourth quarter of 2015, loss before income taxes was $1.0 million compared to $2.3 million in the fourth quarter prior year. The 2014 fourth quarter loss before income taxes excluded restructuring charges of $0.4 million. The reduction in loss before income taxes between the fourth quarters of 2015 and 2014 was due to volume increases, and an improved gross margin driven by lower manufacturing and freight costs.

For the year ended December 31, 2015, Asia/Pacific net sales decreased 9.0% to $44.5 million compared to $48.9 million in the prior year. Constant currency net sales for 2015 increased 7.5% primarily due to increases at the company's New Zealand and Australian distribution businesses and at the company's subsidiary that produces microprocessor controllers. The loss before income taxes for the year ended December 31, 2015, was $3.5 million as compared to $8.7 million in 2014. The 2014 loss before income taxes excluded restructuring charges of $0.8 million. The loss before income taxes in 2014 included incremental warranty expense of $1.3 million. Excluding this incremental warranty expense in 2014, the reduction in loss before income taxes from 2015 to 2014 was due to reduced SG&A expense, primarily in lower employment costs, an improved gross margin due to lower manufacturing and freight costs, and volume increases.

FINANCIAL CONDITION

As of December 31, 2015, total debt outstanding was $48.3 million compared to $22.3 million as of December 31, 2014 (including the convertible debt discount, which reduced convertible debt and increased equity by $1.2 million as of December 31, 2015, and by $2.0 million as of December 31, 2014). The company's total debt outstanding as of December 31, 2015, consisted of $13.4 million in convertible debt and $34.9 million in other debt, principally capital lease liabilities. During the fourth quarter, borrowings on the revolving credit facility ranged from a high of $8.9 million to a low of zero with an ending balance of zero. As of December 31, 2015, the available borrowing capacity on the company's credit agreement was $38.2 million for the U.S.-Canada portion and $15.2 million for the European portion.

In the fourth quarter 2015, the company reported $29.2 million of free cash flow compared to $11.4 million of free cash flow in the fourth quarter 2014. The company's 2015 free cash flow was positively impacted by decreased inventory and accounts receivable, and by an increase in accounts payable. Improvement in working capital was driven, in part, by a record low number of days sales outstanding and the decrease in constant currency net sales for the fourth quarter 2015. Free cash flow for the year ended December 31, 2015, was $13.9 million compared to $8.4 million for the year ended December 31, 2014. Free cash flow for the year ended December 31, 2015, benefited by $23.0 million received as a result of the real estate sale and leaseback transaction completed in the second quarter of 2015. Free cash flow was negatively impacted by payments of $24.7 million related to the 2014 retirement of certain executive officers.

On December 21, 2015, the company entered into a payment plan with a tax authority in Europe related to a previously disclosed and contested tax audit involving fiscal years prior to 2012 and current taxes payable. Based on year-end exchange rates, the company’s aggregate payment obligation was approximately $10.9 million, including approximately $0.6 million of interest that will accrue during 2016. The payment plan provides for the company to pay this liability in twelve monthly installments over the course of calendar-

year 2016, with interest paid as part of the final payment. The company reclassified the previously recorded liability related to the tax audit as a current tax payable in the financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

As of December 31, 2015, days sales outstanding were 42 days, which was historically the lowest DSO performance for the company. This compares to 45 days as of December 31, 2014. Inventory turns were 5.0 as of December 31, 2015 compared to 4.9 as of December 31, 2014.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with the FDA related to the company's Corporate headquarters and Taylor Street wheelchair manufacturing facility in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at the impacted facilities, the company must complete three separate independent expert certification audits, followed by an FDA inspection and written determination that the facilities are in compliance. The company received the FDA’s acceptance of the first two independent expert certification reports in 2013. On February 9, 2016, the independent expert auditor issued its certification report for the third phase of the consent decree indicating the company’s substantial compliance with the FDA’s QSR. This report was submitted to the FDA this week. Per the terms of the consent decree, the company must submit its own written report to the FDA related to its compliance status together with its written responses to any observations in the independent expert’s report. If and when the FDA accepts the reports of both the independent expert and the company, the Agency will re-inspect the impacted facilities. The company cannot predict the acceptance of these reports by the FDA nor any remaining work that may be needed to meet the FDA's requirements. However, the company will continue to move forward with continuous improvements to its quality system.

To accelerate the next phase of the company’s enterprise-wide quality journey, in January the company welcomed John Watkins as its new Senior Vice President, Quality Assurance & Regulatory Affairs. Watkins has an expansive career in quality and regulatory functions driving substantial improvements in complex situations and building efficient and effective systems. His experience includes leadership roles in a number of medical device manufacturers, including Welch Allyn, Boston Scientific, and Zimmer Biomet. Earlier in his career, Watkins spent 21 years as a pilot in the United States Air Force, both in active duty and the reserves, where he developed and honed his leadership skills and keen sense of discipline that have served him well in his quality and regulatory career. Watkins is transitioning into this role from Doug Uelmen, who joined the company in 2011 and will be leaving the company in March 2016.

"I want to thank Doug for bringing the company to this important transition point of receiving the independent expert’s third certification report under the consent decree. Doug led the renovation of several key quality processes and the expansion of the company’s quality and regulatory resources and expertise. As Doug completes his contributions to the company, we are fortunate to have an experienced and qualified quality leader stepping into his role. John has an extensive career in medical device quality systems, and I am confident he will lead us forward as we continue to build an enterprise-wide quality culture," said Monaghan.

For more information about the consent decree, refer to the company's Form 10-K and 10-Q filings with the Securities and Exchange Commission (SEC).

(a) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities, excluding the net cash flow impact related to restructuring activities, less purchases of property and equipment and adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three- and twelve-month periods ended December 31, 2015, and December 31, 2014. Management believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(d) As used throughout this document, "adjusted operating income" is a non-GAAP financial measure, which is defined as operating income from continuing operations excluding the impact of restructuring charges ($1.0 million and $2.0 million pre-tax for the three and twelve months ended December 31, 2015, respectively, and $2.7 million and $11.1 million for the three and twelve months ended December 31, 2014, respectively), and intangible asset write-downs ($4.8 million and $13.0 million pre-tax for the three and twelve months ended December 31, 2014). It should be noted that the company's definition of adjusted operating income may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate adjusted operating income in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted operating income as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(e) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as net loss from continuing operations excluding the impact of restructuring charges ($1.0 million and $2.0 million pre-tax for the three and twelve months ended December 31, 2015, respectively, compared to $2.7 million and $11.1 million pre-tax for the three and twelve months ended December 31, 2014, respectively), amortization of the convertible debt discount recorded in interest ($0.2 million and $0.8 million pre-tax for the three and twelve months ended December 31, 2015, respectively, compared to $0.2 million and $0.7 million pre-tax for the three and twelve months ended December 31, 2014, respectively), intangible asset write-downs ($4.8 million and $13.0 million pre-tax for the three and twelve months ended December 31, 2014, respectively), add back of additional interest expense allocation as a result of the sale of Altimate ($0.0 million and $0.2 million pre-tax for the three and twelve months ended December 31, 2014, respectively), the intraperiod tax allocation between continuing and discontinued operations, and excluding changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the company will sponsor a conference call for investors and other interested parties on Thursday, February 11, 2016, at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 888-515-2235, or for international callers 719-325-2370, and enter Conference ID 8056495. A digital recording will be available two hours after completion of the conference call from February 11, 2016, through February 18, 2016. To access the recording, US/Canada callers should dial 888-203-1112, or 719-457-0820 for international callers, and enter the Conference ID 8056495.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company currently has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might delay or adversely impact the FDA's acceptance of the third, most comprehensive expert certification audit or FDA inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible failure to comply with the consent decree or FDA regulations, requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; the company's inability to satisfy its liquidity needs in light of monthly borrowing base movements and daily cash needs of the business under its asset-based lending credit facilities; exchange rate fluctuations, in light of the relative importance of our foreign operations to our overall financial performance; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the continuing roll out of the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; interest rate or tax rate fluctuations; additional tax expense or additional tax exposures could affect the company's future profitability and cash flow; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$283,265	$318,199	$1,142,338	$1,270,163
Cost of products sold	202,462	229,829	829,514	922,775
Gross Profit	80,803	88,370	312,824	347,388
Selling, general and administrative expenses	78,485	88,585	319,847	383,913
Charges related to restructuring activities	1,031	2,705	1,971	11,112
Asset write-downs to intangible assets	—	4,788	—	13,041
Interest expense - net	706	677	2,746	2,532
Earnings (loss) from Continuing Operations before Income Taxes	581	(8,385)	(11,740)	(63,210)
Income taxes (benefit) *	3,510	(1,700)	14,710	5,550
Net Loss from Continuing Operations	$(2,929)	$(6,685)	$(26,450)	$(68,760)

Net Earnings (Loss) from Discontinued Operations (net of tax of $215 and $1,200 for 2014)	$—	$(215)	$—	$1,596
Gain (Loss) on Sale of Discontinued Operations (net of tax of $0; $2,485; $140 and $5,975)	—	(2,485)	260	11,094
Net Earnings (Loss) from Discontinued Operations	$—	$(2,700)	$260	$12,690

Net Loss	$(2,929)	$(9,385)	$(26,190)	$(56,070)

Net Earnings (Loss) per Share—Basic
Continuing Operations	$(0.09)	$(0.21)	$(0.82)	$(2.15)
Discontinued Operations	$—	$(0.08)	$0.01	$0.40
Net Loss per Share—Basic	$(0.09)	$(0.29)	$(0.81)	$(1.75)

Weighted Average Shares Outstanding—Basic	32,251	32,019	32,171	32,009

Net Earnings (Loss) per Share—Assuming Dilution
Continuing Operations **	$(0.09)	$(0.21)	$(0.82)	$(2.15)
Discontinued Operations **	$—	$(0.08)	$0.01	$0.39
Net Loss per Share—Assuming Dilution **	$(0.09)	$(0.29)	$(0.81)	$(1.75)

Weighted Average Shares Outstanding—Assuming Dilution	32,783	32,178	32,683	32,197

* Due to accounting requirements associated with the intraperiod allocation of taxes, for 2015 and 2014, a benefit to continuing operations will offset the tax expense recorded in discontinued operations.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (b)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2015	2014	2015	2014
Continuing Operations:
Net loss per share - assuming dilution *	$(0.09)	$(0.21)	$(0.82)	$(2.15)
Weighted average shares outstanding- assuming dilution	32,251	32,019	32,171	32,009
Net loss	(2,929)	(6,685)	(26,450)	(68,760)
Income taxes (benefit)	3,510	(1,700)	14,710	5,550
Earnings (loss) before income taxes	581	(8,385)	(11,740)	(63,210)
Restructuring charges	1,031	2,705	1,971	11,112
Amortization of discount on convertible debt	208	185	796	710
Discontinued operations interest allocation reversal	—	—	—	(202)
Asset write-downs related to intangible assets	—	4,788	—	13,041
Adjusted earnings (loss) before income taxes	1,820	(707)	(8,973)	(38,549)
Income taxes	3,650	3,175	11,050	12,425
Adjusted net loss (e)	$(1,830)	$(3,882)	$(20,023)	$(50,974)

Weighted average shares outstanding - assuming dilution	32,251	32,019	32,171	32,009

Adjusted net loss per share - assuming dilution (b) *	$(0.06)	$(0.12)	$(0.62)	$(1.59)

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(e) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($1.0 million and $2.0 million pre-tax for the three and twelve months ended December 31, 2015, respectively, and $2.7 million and $11.1 million for the three and twelve months ended December 31, 2014, respectively), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.8 million pre-tax for the three and twelve months ended December 31, 2015, respectively, and $0.2 million and $0.7 million for the three and twelve months ended December 31, 2014, respectively), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.2 million pre-tax for the twelve months ended December 31, 2014), intangible asset write-downs ($4.8 million and $13.0 million pre-tax for the three and twelve months ended December 31, 2014), the intraperiod tax allocation between continuing and discontinued operations, and excluding changes in tax valuation allowances.  As a result of the sale of Altimate, the company was required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted net loss, the company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the company.

*Net loss per share assuming dilution and adjusted net loss per share(b) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED OPERATING INCOME (d)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2015	2014	2015	2014
Continuing Operations:
Earnings (loss) from Continuing Operations before Income Taxes	$581	$(8,385)	$(11,740)	$(63,210)
Interest expense - net	706	677	2,746	2,532
Operating income (loss) from Continuing Operations	1,287	(7,708)	(8,994)	(60,678)
Charges related to restructuring activities	1,031	2,705	1,971	11,112
Asset write-downs to intangible assets	—	4,788	—	13,041
Adjusted operating income (d)	$2,318	$(215)	$(7,023)	$(36,525)

(d) Adjusted operating income is a non-GAAP financial measure, which is defined as operating income from continuing operations excluding the impact of restructuring charges ($1.0 million and $2.0 million pre-tax for the three and twelve months ended December 31, 2015, respectively, and $2.7 million and $11.1 million for the three and twelve months ended December 31, 2014, respectively), and intangible asset write-downs ($4.8 million and $13.0 million pre-tax for the three and twelve months ended December 31, 2014). It should be noted that the company's definition of adjusted operating income may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate adjusted operating income in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted operating income as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $33,455,000 and $142,937,000 for the three and twelve months ended December 31, 2015, and $33,607,000 and $126,069,000 for the three and twelve months ended December 31, 2014, respectively. The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2015	2014	Increase (Decrease)	2015	2014	Increase (Decrease)
Revenues from external customers
North America / HME	$115,404	$124,758	$(9,354)	$474,196	$507,867	$(33,671)
Institutional Products Group	18,249	26,724	(8,475)	87,137	102,796	(15,659)
Europe	138,727	155,292	(16,565)	536,463	610,555	(74,092)
Asia/Pacific	10,885	11,425	(540)	44,542	48,945	(4,403)
Consolidated	$283,265	$318,199	$(34,934)	$1,142,338	$1,270,163	$(127,825)

Earnings (loss) before income taxes
North America / HME	$(7,096)	$(8,780)	$1,684	$(32,866)	$(63,601)	$30,735
Institutional Products Group	1,778	(3,325)	5,103	6,757	(10,961)	17,718
Europe	11,575	14,898	(3,323)	38,644	48,088	(9,444)
Asia/Pacific	(983)	(2,650)	1,667	(3,521)	(9,485)	5,964
All Other	(4,693)	(8,528)	3,835	(20,754)	(27,251)	6,497
Consolidated	$581	$(8,385)	$8,966	$(11,740)	$(63,210)	$51,470

Restructuring charges before income taxes
North America / HME	$651	$(285)	$936	$1,361	$4,404	$(3,043)
Institutional Products Group	—	(384)	384	73	1,924	(1,851)
Europe	350	22	328	510	1,052	(542)
Asia/Pacific	30	374	(344)	27	754	(727)
All Other	—	2,978	(2,978)	—	2,978	(2,978)
Consolidated	$1,031	$2,705	$(1,674)	$1,971	$11,112	$(9,141)

Intangible impairment charges before income taxes
Institutional Products Group	—	4,788	(4,788)	—	13,041	(13,041)

Earnings (loss) before income taxes excluding restructuring charges and intangible impairment charges
North America / HME	$(6,445)	$(9,065)	$2,620	$(31,505)	$(59,197)	$27,692
Institutional Products Group	1,778	1,079	699	6,830	4,004	2,826
Europe	11,925	14,920	(2,995)	39,154	49,140	(9,986)
Asia/Pacific	(953)	(2,276)	1,323	(3,494)	(8,731)	5,237
All Other	(4,693)	(5,550)	857	(20,754)	(24,273)	3,519
Consolidated	$1,612	$(892)	$2,504	$(9,769)	$(39,057)	$29,288

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(c)) as well as net sales further adjusted to exclude the impact of the sale of the rentals businesses, which were sold in July 2015 and not deemed discontinued operations for financial reporting purposes.

Three months ended December 31, 2015 compared to December 31, 2014:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(7.5)%	(1.2)%	(6.3)%
Institutional Products Group	(31.7)%	(0.9)%	(30.8)%
Europe	(10.7)%	(11.9)%	1.2%
Asia/Pacific	(4.7)%	(15.5)%	10.8%
Consolidated	(11.0)%	(6.9)%	(4.1)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(31.7)%	(26.9)%	(4.8)%
Consolidated	(11.0)%	(2.2)%	(8.8)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(30.8)%	(27.3)%	(3.5)%
Consolidated	(4.1)%	(2.4)%	(1.7)%

Twelve months ended December 31, 2015 compared to December 31, 2014:

	Reported	Foreign Currency Translation Impact	Constant Currency
North America / HME	(6.6)%	(1.0)%	(5.6)%
Institutional Products Group	(15.2)%	(0.8)%	(14.4)%
Europe	(12.1)%	(15.6)%	3.5%
Asia/Pacific	(9.0)%	(16.5)%	7.5%
Consolidated	(10.1)%	(8.7)%	(1.4)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(15.2)%	(17.7)%	2.5%
Consolidated	(10.1)%	(1.2)%	(8.9)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(14.4)%	(18.1)%	3.7%
Consolidated	(1.4)%	(1.4)%	—%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2015	December 31, 2014
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$60,055	$38,931
Trade receivables, net	133,655	154,207
Installment receivables, net	1,145	1,054
Inventories, net	132,807	155,561
Other current assets and deferred income taxes	34,459	38,846
Assets held for sale - current	—	17,388
Total Current Assets	362,121	405,987
Other Assets	35,659	57,066
Property and Equipment, net	78,683	79,659
Goodwill	361,680	421,019
Total Assets	$838,143	$963,731
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$105,608	$119,927
Accrued expenses	122,420	155,699
Current taxes, payable and deferred	17,588	12,634
Short-term debt and current maturities of long-term obligations	2,028	959
Liabilities held for sale - current	—	1,013
Total Current Liabilities	247,644	290,232
Long-Term Debt	45,092	19,372
Other Long-Term Obligations	82,589	88,805
Shareholders’ Equity	462,818	565,322
Total Liabilities and Shareholders’ Equity	$838,143	$963,731

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (a)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided (used) by operating activities	$30,171	$8,754	$(5,378)	$8,892
Plus:
Net cash impact related to restructuring activities	598	3,187	3,723	9,326
Sale of property and equipment	24	2,513	23,117	2,521
Less:
Purchases of property and equipment, net	(1,626)	(3,033)	(7,522)	(12,327)
Free Cash Flow(a)	$29,167	$11,421	$13,940	$8,412

(a) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding the net cash flow impact related to restructuring activities, less purchases of property and equipment and adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.